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                                                                       EXHIBIT 8




                       [SULLIVAN & CROMWELL LETTERHEAD]



                                                             March 12, 1997



Cullen/Frost Capital Trust I,
   c/o The Bank of New York (Delaware),
       White Clay Center, Route 273,
         Newark, Delaware 19711.
         Attention: Corporate Trust Department


Ladies and Gentlemen:

        As special tax counsel to Cullen/Frost Capital Trust I (the "Issuer Trust") and Cullen/Frost Bankers, Inc. in connection with the exchange offer by the Issuer Trust of $100,000,000 of its 8.42% Capital Securities (the "Securities") pursuant to a preliminary prospectus dated March ___, 1997 (the "Prospectus"), and assuming the operative documents for the Securities described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

        We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Prospectus and the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. By giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange commission thereunder.

                                                        Very truly yours,


                                                        SULLIVAN & CROMWELL